Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

Superior Industries Reports Financial Results
For 2012 Second Quarter

VAN NUYS, CALIFORNIA -- August 3, 2012 -- Superior Industries International, Inc. (NYSE:SUP) today reported net income of $6.4 million, or $0.23 per diluted share for the second quarter of 2012. This compares with net income of $14.7 million, or $0.53 per diluted share, for the second quarter of 2011.

For the 2012 second quarter, consolidated net sales increased 3 percent, to $215.1 million from $208.7 million in the comparable period a year ago. Unit shipments increased 14 percent to 3.3 million from 2.9 million in last year's second quarter. Gross profit was $15.7 million, or 7 percent of net sales, compared with $19.5 million, or 9 percent of net sales, in the comparable period a year ago.

The company said the average unit selling price decreased 10 percent in the second quarter of 2012, largely attributable to a decline in average aluminum price, which is generally passed through to customers, along with a weaker product mix and a decline in the value of the Mexican peso relative to the U.S. dollar. The decline in gross profit and margin percentage reflected the weaker product mix, along with manufacturing challenges in the U.S. and the negative impact from foreign currency rates. All manufacturing facilities operated at or near full capacity to meet the increase in unit volume. Higher operating costs in the U.S. offset a strong performance at the company's facilities in Mexico.

“I am pleased that our factories, especially our plants in Mexico, met a significant increase in demand for our product despite already operating at very high utilization rates,” said Steven J. Borick, Chairman, Chief Executive Officer and President. “However, when considering the ever-increasing product standards that we must meet in the context of today's pricing, we still are incurring significant operating and profitability challenges in our U.S. manufacturing facilities.

We continue to invest in capital equipment and talent to address these challenges and remain confident we can improve the performance of our U.S. plants that today remain critical to meeting the needs of our customers.”

Selling, general and administrative expenses for the 2012 second quarter were $7.5 million, or 3 percent of net sales, which compares to $6.4 million, or 3 percent of net sales, for the comparable period in 2011.

Consolidated income from operations decreased $4.7 million in the 2012 second quarter to $8.2 million, or 4 percent of net sales, from $12.9 million, or 6 percent of net sales, in the comparable period last year.

Income taxes for the second quarter were expense of $2.0 million, or 24 percent of pretax income, compared to a $1.1 million net benefit, or 8 percent of pretax income for the same period in 2011. The prior year benefit reflected an update in estimate for foreign taxes based on information received during the quarter.

At June 30, 2012, working capital was $344.6 million, including cash, cash equivalents and short-term investments of $212.3 million. At December 31, 2011, working capital was $335.7 million, including cash, cash equivalents and short-term investments of $192.9 million. Superior has no bank or other interest bearing debt.

First Half Results
Consolidated net sales for the first half of 2012 increased 5 percent to $417.5 million, from $398.3 million for the comparable period a year ago. Unit shipments for the first six months of 2012 increased 13 percent. The average selling price of wheels during the first half of 2012 decreased approximately 7 percent, primarily due to a decrease in the pass-through price of aluminum, as well as a weaker product mix and Mexican peso.

Consolidated gross profit for the first half of 2012 decreased to $32.8 million, or 8 percent of net sales, compared with $36.4 million, or 9 percent of net sales, for the comparable period a year ago. The decrease resulted from higher volume and continued plant operation at full capacity, as well as an unfavorable change in product mix. Certain factory costs, including repairs, maintenance, supplies, labor and fringe benefit costs were higher in first half of 2012 than in the prior year.

Selling, general and administrative expenses were $14.4 million, or 3 percent of net sales for the first half of 2012, compared with $13.0 million, or 3 percent of net sales, for the comparable period in 2011.

Consolidated income from operations was $18.4 million, or 4 percent of net sales for the first half of 2012, versus $23.0 million, or 6 percent of net sales, in 2011.

The year-to-date 2012 income tax provision was $6.2 million compared to $2.1 million expense for the first half of 2011. The lower income tax rate in the prior year largely reflects the impact of the second quarter net tax benefit noted previously.

Conference Call
Superior will host a conference call beginning at 10 a.m. PT (1 p.m. ET) on Friday, August 3, 2012 that will be broadcast on the company's website, www.supind.com. Interested parties are invited to listen to the webcast. In addition, a PowerPoint presentation will be posted on the company's website and referred to during the conference call. The webcast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and will be archived for approximately one year.

During the conference call, the company's management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries
Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its five plants in both the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include Ford, General Motors, Chrysler, BMW, Mitsubishi, Nissan, Subaru, Toyota and Volkswagen. For more information, visit www.supind.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private

Securities Litigation Reform Act of 1995. These statements, which include, but are not limited to, improving performance in U.S. plants, are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports, including the company's Annual Report on Form 10-K for 2011. These factors and risks relate to items including, but not limited to, general automotive industry and market conditions and growth rates, as well as general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Below)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Income Statements (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net Sales	$215,053	$208,734	$417,510	$398,268

Cost of Sales	199,337	189,187	384,686	361,844
Gross Profit	15,716	19,547	32,824	36,424

Selling and Administrative Expenses	7,490	6,354	14,375	13,046
Impairment of Long-Lived Assets and Other Charges	—	340	—	340
Income From Operations	8,226	12,853	18,449	23,038

Interest Income, net	216	358	516	649
Other Income (Expense), net	(4)	434	337	1,125
Income Before Income Taxes	8,438	13,645	19,302	24,812

Income Tax (Provision) Benefit	(2,024)	1,055	(6,155)	(2,058)
Net Income	$6,414	$14,700	$13,147	$22,754

Income Per Share:
Basic	$0.24	$0.54	$0.48	$0.84
Diluted	$0.23	$0.53	$0.48	$0.83

Weighted Average and Equivalent Shares Outstanding for Income Per Share:

Basic	27,209,000	27,045,000	27,190,000	26,955,000
Diluted	27,307,000	27,561,000	27,313,000	27,440,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	June 30,	December 31,
	2012	2011
Current Assets	$426,798	$404,283
Property, Plant and Equipment, net	142,237	145,747
Investments and Other Assets	38,822	43,201
	$607,857	$593,231

Current Liabilities	$82,155	$68,550
Long-Term Liabilities	60,352	64,166
Shareholders' Equity	465,350	460,515
	$607,857	$593,231